Exhibit 99.1
Contacts:
Paul Cox, Stern Investor Relations, Inc., (212) 362-1200, paul@sternir.com
Martina Schwarzkopf, Ph.D., Russo Partners, (212) 845-4292,
martina.schwarzkopf@russopartnersllc.com
Tony Russo, Ph.D., Russo Partners, (212) 845-4251, tony.russo@russopartnersllc.com

FOR IMMEDIATE RELEASE:

Endocyte Reports Third Quarter 2012 Financial Results and Business Update

- MAA Filing Process for Vintafolide and Etarfolatide on Schedule for Completion by Year-End 2012 -

- Conference call today at 4:30 EDT -

West Lafayette, Ind., Nov. 1, 2012 – Endocyte, Inc. (NASDAQ Global Market: ECYT), a biopharmaceutical company developing targeted small molecule drug conjugates (SMDCs) and companion imaging diagnostics for personalized therapy in cancer and other serious diseases, today announced financial results for the third quarter ending Sept. 30, 2012, and provided a business update.

“Our marketing authorization application filing process for vintafolide and etarfolatide in the EU remains on track for completion by the end of this year and we continue to prepare for commercial launch of these cancer products in the EU in collaboration with Merck,” commented Ron Ellis, Endocyte’s president and chief executive officer. “In addition, we are actively recruiting patients for the Phase 3 PROCEED trial in platinum resistant ovarian cancer and the Phase 2b TARGET trial in second line non-small cell lung cancer (NSCLC).”

Recent Highlights

•	Data published providing evidence of the presence of folate receptors in the majority of NSCLC; 72 percent in adenocarcinomas and 51 percent in squamous cell carcinomas.

•	Actively recruiting patients in the Phase 3 PROCEED trial in platinum resistant ovarian cancer and the Phase 2b TARGET trial in second line NSCLC.

•	Announcement by Janssen Products, LP of full access to DOXIL® supply in the United States allowing for uninterrupted enrollment of the Phase 3 PROCEED trial in the region, and also announcement of EU regulatory approval of a new supply process for CAELYX® (trade name for DOXIL® in EU).

•	Ongoing preparations by Merck, Endocyte’s strategic partner for the development and commercialization of vintafolide, to initiate a Phase 1 clinical trial evaluating the combination of vintafolide with carboplatin and paclitaxel in advanced cancers as a first step in its commitment to develop vintafolide in additional indications. The study will employ etarfolatide as a companion imaging diagnostic to screen for patients with folate receptor positive tumors.

Third Quarter 2012 Financial Results

Endocyte reported a net loss of $1.2 million, or $0.03 per basic and diluted share for the third quarter of 2012, compared to a net loss of $12.1 million, or $0.36 per basic and diluted share, for the same period in 2011.

Revenue was $12.4 million for the third quarter of 2012 associated with the collaboration with Merck. Of this revenue, $11.7 million related to the amortization of both the $120.0 million upfront license payment and $4.8 million in reimbursable research and development expenditures incurred prior to the third quarter of 2012. The remaining $0.7 million of revenue related to amortization of reimbursable research and development expenditures incurred during the third quarter of 2012. The amortization for both the upfront license fee and ongoing research and development services are recognized as revenue ratably over a performance period that began at the closing date of the agreement, April 27, 2012, and will conclude at the end of 2014.

Research and development expenses were $9.9 million for the third quarter of 2012, compared to $8.9 million for the same period in 2011. The increase was driven by an increase in clinical trial expenses, development costs of the preclinical pipeline and compensation expense, partially offset by a decrease in manufacturing costs related to process and method validations for Endocyte’s lead candidates vintafolide and etarfolatide. Merck is obligated to fund manufacturing costs for vintafolide, along with a portion of the PROCEED trial and all of the TARGET trial costs, as part of the collaboration. Adjusted research and development expenses were $5.3 million for the third quarter of 2012, net of the $4.6 million current period expenses reimbursable by Merck referenced above.

General and administrative expenses were $3.8 million for the third quarter of 2012, compared to $2.7 million for the same period in 2011. The increase in expenses was the result of an increase in legal fees associated with obtaining patent and trademark rights, professional fees associated with being a public company and an increase in compensation expenses.

Interest expense was $0 million in the third quarter of 2012 compared to $0.4 million in the same period in 2011. The company retired its credit facility in the second quarter of 2012 and the average debt balance was $13.0 million in the third quarter of 2011.

Cash, cash equivalents and investments were $204.7 million at Sept. 30, 2012, compared to $211.5 million at June 30, 2012 and $128.1 million at Dec. 31, 2011. The increase compared to Dec. 31, 2011 was attributable to the upfront payment from Merck of $120.0 million and Merck’s reimbursement of certain research and development expenses, which was partially offset by the cash disbursements for operations and the repayment of the outstanding balance on the credit facility.

“We have remained disciplined in managing our expenses and benefit substantially from Merck’s support of ongoing development of vintafolide,” stated Mike Sherman, Endocyte’s chief financial officer. “Looking forward, we will be investing in the preparation for potential commercial launch in the EU and the initiation of new clinical trials for pipeline drugs.”

Upcoming Expected Milestones

•	Complete EU conditional marketing authorization application process for vintafolide, etarfolatide and folic acid by the end of 2012

•	Report data from human study of prostate-specific membrane antigen diagnostic imaging agent (EC0652) by year-end 2012

•	Initiation of clinical trial of folate-targeted tubulysin therapeutic in first half of 2013

•	Top-line data expected from the Phase 3 PROCEED trial and Phase 2b TARGET trial in the first half of 2014

Conference Call

Endocyte management will host a conference call today at 4:30 p.m. EDT.

U.S. and Canadian participants International	(877) 845-0711 (760) 298-5081

A live, listen-only webcast of the conference call may also be accessed by visiting the Investor Relations section of the Endocyte website, www.endocyte.com.

A replay of the call will be available beginning at 7:30 p.m. EDT on Nov. 1, until midnight EDT on Nov. 8, 2012. To access the replay, please dial (855) 859-2056 (US/Canada) or (404) 537-3406 (International) and reference the conference ID 58062954. Additionally, the webcast will be recorded and available on the company’s website for two weeks following the call.

Note on Non-GAAP Financial Measure

As used in this press release, the term “adjusted research and development expenses” is a financial measure that is not expressly recognized by accounting principles generally accepted in the United States, or GAAP. Adjusted research and development expenses are net of the amounts reimbursable during a period by Merck pursuant to the collaboration agreement for vintafolide which for US GAAP purposes are ultimately recorded as revenue. Endocyte provides adjusted research and development expense to enhance comparability with prior periods and uses it as a basis for guidance regarding future operations. A reconciliation of this non-GAAP measure to research and development expenses computed in accordance with GAAP is included in the financial tables below.

About Endocyte

Endocyte is a biopharmaceutical company developing targeted therapies for the treatment of cancer and other serious diseases. Endocyte uses its proprietary technology to create novel SMDCs and companion imaging diagnostics for personalized targeted therapies. The company’s SMDCs actively target receptors that are over-expressed on diseased cells, relative to healthy cells. This targeted approach is designed to enable the treatment of patients with highly active drugs at greater doses, delivered more frequently and over longer periods of time than would be possible with the untargeted drug alone. The companion imaging diagnostics are designed to identify patients whose disease over-expresses the target of the therapy and who are therefore more likely to benefit from treatment.

For additional information, please visit Endocyte’s website at www.endocyte.com.

Forward Looking Statements
Certain of the statements made in this press release are forward looking, such as those, among others, relating to the company’s expectations for seeking regulatory approval and commercial launch of its products, including the success of the Merck collaboration, receipt of conditional marketing authorization for vintafolide, etarfolatide and folic acid from the EMA, initiation of future clinical trials, future availability of DOXIL or CAELYX, and data availability from ongoing and future clinical trials. Actual results or developments may differ materially from those projected or implied in these forward-looking statements. Factors that may cause such a difference include risks that the company may experience delays in the completion of its clinical trials (whether caused by competition, adverse events, patient enrollment rates, unavailability of DOXIL or CAELYX, regulatory issues or other factors); risks that data from its clinical trials may not be indicative of subsequent clinical trial results; risks related to the safety and efficacy of the company’s product candidates; the goals of its development activities; estimates of the potential markets for its product candidates; estimates of the capacity of manufacturing and other facilities required to support its product candidate;, projected cash needs; and expected financial results. More information about the risks and uncertainties faced by Endocyte, Inc. is contained in the company’s periodic reports filed with the Securities and Exchange Commission. Endocyte, Inc. disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Endocyte, Inc.
Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2012	2011	2012
Collaboration revenue	$—	$12,415	$—	$20,228
Costs and expenses:
Research and development	8,915	9,930	21,075	25,153
General and administrative	2,723	3,815	7,138	10,104

Total costs and expenses	11,638	13,745	28,213	35,257

Loss from operations	(11,638)	(1,330)	(28,213)	(15,029)
Interest income	35	96	91	137
Interest expense	(449)	(1)	(1,637)	(628)
Other expense, net	(18)	(4)	(19)	(923)

Net loss	$(12,070)	$(1,239)	$(29,778)	$(16,443)

Net loss per share – basic and diluted	$(0.36)	$(0.03)	$(1.11)	$(0.46)

Weighted average number of common shares used in net loss per share – basic and diluted	33,414,303	35,881,112	26,732,173	35,841,116

Endocyte, Inc.
Balance Sheets
(in thousands, except per share amount)

	As of	As of
	December 31,	September 30,
	2011	2012
		(unaudited)
Assets
Cash, cash equivalents and investments	$128,085	$204,707
Other assets	3,590	11,114

Total assets	$131,675	$215,821

Liabilities and stockholders’ equity
Current liabilities	$5,470	$6,955
Deferred revenue, current portion	—	48,546
Long-term debt, net of current portion	12,833	—
Deferred revenue, net of current portion	—	60,683
Other liabilities, net of current portion	—	20
Total stockholders’ equity	113,372	99,617

Total liabilities, convertible preferred stock and stockholders’ equity	$131,675	$215,821

Endocyte, Inc.
Reconciliation of Adjusted Research and Development Expenses
(in thousands, unaudited)

	For the Three Months		For the Nine Months
	Ended September 30,		Ended September 30,
	2011	2012	2011	2012
Research and development expenses	$8,915	$9,930	$21,075	$25,153
Amounts reimbursable by Merck	(1,020)	(4,620)	(1,286)	(7,763)

Adjusted research and development expenses	$7,895	$5,310	$19,789	$17,390